Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO BEAM THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

by and between

BIO PALETTE CO., LTD.

and

BEAM THERAPEUTICS INC.

March 27, 2019

TABLE OF CONTENTS

Article 1 DEFINITIONS AND INTERPRETATION		1

1.1.	Definitions	1

1.2.	Interpretation	11

Article 2 LICENSE AND OPTIONS		12

2.1.	License Grants	12

2.2.	Sublicensing Rights	13

2.3.	No Implied Licenses; Reservation of Rights	14

2.4.	Coordination in the Microbiome Field	14

2.5.	Right of First Negotiation	14

2.6.	Rights Upon Bankruptcy	15

2.7.	Beam In-Licenses6	15

2.8.	Bio Palette In-License	16

Article 3 DEVELOPMENT AND COMMERCIALIZATION		17

3.1.	Joint Steering Committee	17

3.2.	Beam Scientific Advisory Board	17

3.3.	Japan Activities	18

3.4.	Diligence	18

3.5.	Progress Reports	18

3.6.	Regulatory Activities	18

Article 4 COMPENSATION		19

4.1.	Upfront Payment	19

4.2.	Additional Upfront Payment	19

4.3.	Equity Issuance	19

4.4.	Royalties	19

4.5.	Reports and Payment	20

4.6.	Payment Method; Late Payments	20

4.7.	Currency	21

4.8.	Taxes and Withholding	21

4.9.	Accounting	21

Article 5 INTELLECTUAL PROPERTY		22

i

5.1.	Ownership of Intellectual Property	22

5.2.	Filing, Prosecution and Maintenance of Patents	22

5.3.	Enforcement of Patents	22

5.4.	Defense of Patents	24

5.5.	Patent Term Restoration	24

Article 6 CONFIDENTIALITY		24

6.1.	Confidentiality; Exceptions	24

6.2.	Authorized Disclosure	25

6.3.	Press Releases; Disclosure of Agreement; Publicity	26

6.4.	Use of Names	26

6.5.	Termination of Prior Agreement	26

6.6.	Remedies	26

Article 7 REPRESENTATIONS, WARRANTIES AND COVENANTS		26

7.1.	Representations and Warranties of Both Parties	26

7.2.	Additional Representations and Warranties of Bio Palette	27

7.3.	Additional Representations and Warranties of Beam	28

7.4.	Additional Covenants of Bio Palette	29

7.5.	Additional Covenants of Beam	29

7.6.	Disclaimer	30

Article 8 INDEMNIFICATION; INSURANCE		30

8.1.	Indemnification by Beam	30

8.2.	Indemnification by Bio Palette	31

8.3.	Procedure	31

8.4.	Insurance	32

8.5.	LIMITATION OF LIABILITY	32

Article 9 TERM AND TERMINATION		32

9.1.	Term	32

9.2.	Termination at Will	32

9.3.	Termination for Material Breach	33

9.4.	Termination for Patent Challenge	33

9.5.	Bankruptcy	33

ii

9.6.	Consequences of Termination	34

9.7.	Non-Exclusive Remedy	34

9.8.	Survival	35

Article 10 MISCELLANEOUS		35

10.1.	Escalation	35

10.2.	Arbitration	35

10.3.	Governing Law	36

10.4.	Assignment	37

10.5.	Performance Warranty	37

10.6.	Force Majeure	37

10.7.	Notices	38

10.8.	Export Clause	39

10.9.	Waiver	39

10.10.	Severability	39

10.11.	Entire Agreement	39

10.12.	Independent Contractors	39

10.13.	Language; Construction	39

10.14.	Books and Records	40

10.15.	Further Actions	40

10.16.	Parties in Interest	40

10.17.	Performance by Affiliates	40

10.18.	Counterparts	40

iii

LICENSE AGREEMENT

This License Agreement (this “Agreement”), effective as of March 27, 2019 (the “Effective Date”), is made by and between Bio Palette Co., Ltd., a Japanese corporation (“Bio Palette”), and Beam Therapeutics Inc., a Delaware corporation (“Beam”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, Bio Palette is a biotechnology company pioneering new technologies in the field of genome editing and having valuable expertise in such technologies and their applications in various fields;

WHEREAS, Beam is a biotechnology company focused on developing precision genetic medicines through base editing; and

WHEREAS, Beam wishes to obtain license rights from Bio Palette with respect to certain Bio Palette-controlled Patents and Bio Palette wishes to obtain license rights from Beam with respect to certain Beam-controlled Patents, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1. Definitions. The terms in this Agreement, when used with initial capital letters, have the meanings set forth below unless otherwise expressly specified in this Agreement:

1.1.1. “Abbreviated Application” means (a) an application submitted to the FDA under subsection (k) of Section 351 of the U.S. Public Health Service Act, 42 U.S.C. 201 et seq., or (b) any analogous application to an application set forth in clause (a) submitted to a Regulatory Authority in the United States or in another country in the Territory.

1.1.2. “Abbreviated Approval Product” means, with respect to a Licensed Product and on a country-by-country basis, a product that (a) is marketed for sale in such country by a Third Party that is not licensed, supplied, or otherwise permitted by a Party or its Affiliates or sublicensees; (b) contains a Licensed Product or substantial equivalent or biosimilar product as an active pharmaceutical ingredient; and (c) as and to the extent required, is approved through a process that includes the approval of an Abbreviated Application.

1.1.3. “Affiliate” means, with respect to a Party, any person, corporation, firm, joint venture or other entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. As used in this definition, “control” means the possession of the majority of the ownership, or the power to direct or cause the direction of the management and policies, of an entity, whether through the ownership of the outstanding voting securities thereof, by contract or otherwise.

1.1.4. “Applicable In-Licenses” means, (a) with respect to the license grant to Beam under Section 2.1.1, the Bio Palette In-License and (b) with respect to the license grant to Bio Palette under Section 2.1.2, the Beam In-Licenses.

1.1.5. “Arbitration Request” has the meaning set forth in Section 10.2.

1.1.6. “Asia Territory” means Brunei, Burma (Myanmar), Cambodia, China (PRC), East Timor, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, North Korea, Philippines, Singapore, South Korea, Taiwan (ROC), Thailand, Timor-Leste and Vietnam.

1.1.7. “Bankruptcy Laws” has the meaning set forth in Section 2.6.

1.1.8. “Base Editing” means [**].

1.1.9. “Base Editing Window” means a region within [**] nucleotides of a specific polynucleotide sequence bound by the nucleic acid binding protein.

1.1.10. “Base Editor” means [**].

1.1.11. “Beam-Broad Agreement” means the License Agreement by and between The Broad Institute, Inc. and Blink Therapeutics Inc., a wholly-owned subsidiary of Beam, dated as of May 9, 2018, as such agreement may be amended from time to time in accordance with its terms.

1.1.12. “Beam Common Stock” means shares of common stock, $0.01 par value per share, issued by Beam.

1.1.13. “Beam-Editas Agreement” means the License Agreement by and between Editas and Beam dated as of May 9, 2018, as such agreement may be amended from time to time in accordance with its terms.

1.1.14. “Beam Field” means the treatment, diagnosis or prevention of any human diseases or conditions, but excluding the Microbiome Field.

1.1.15. “Beam-Harvard Agreement” means the License Agreement by and between President and Fellows of Harvard College and Beam, dated as of June 27, 2017, as such agreement may be amended from time to time in accordance with its terms.

1.1.16. “Beam Indemnitee” has the meaning set forth in Section 8.2.

1.1.17. “Beam In-Licenses” means the Beam-Harvard Agreement, the Beam-Broad Agreement and the Beam-Editas Agreement.

1.1.18. “Beam Licensed Product” means any product or service the making, using, selling, offering for sale, exporting or importing of which is Covered by a Valid Claim of a Bio Palette Patent in the country of such manufacture or sale, as applicable.

1.1.19. “Beam Patents” means (a) the Patents set forth on Exhibit A, as may be amended or supplemented in writing by the Parties from time to time in accordance with this Agreement, and (b) any substitutions, divisionals, continuations, continuations-in-part (only to the extent of claims that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on Exhibit A), substitutes, counterparts and foreign equivalents thereof filed in any country, and any patents issuing thereon (but in the case of Patents issuing on continuation-in-part applications, only to the claims thereof that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on Exhibit A) and any reissues, reexaminations or extensions thereof, in each case, that are Controlled by Beam or its Affiliates during the Term. In addition, if, at any time during the Term, Beam Controls any Patents pursuant to a license grant to Beam under Section 2.5 of the Beam-Editas Agreement, such Patents will be deemed Beam Patents hereunder, and Exhibit A shall be updated to include such Patents and thereafter such Patents shall be included within the “Beam Patents”.

1.1.20. “Bio Palette Indemnitee” has the meaning set forth in Section 8.1.

1.1.21. “Bio Palette In-License” means the License Agreement by and between Kobe University and Bio Palette, dated as of May 9, 2017, as such agreement may be amended from time to time in accordance with its terms.

1.1.22. “Bio Palette Licensed Product” means any product or service the making, using, selling, offering for sale, exporting or importing of which is Covered by a Valid Claim of a Beam Patent in the country of such manufacture or sale, as applicable.

1.1.23. “Bio Palette Patents” means (a) the Patents set forth on Exhibit B, as may be amended or supplemented in writing by the Parties from time to time in accordance with this Agreement, and (b) any substitutions, divisionals, continuations, continuations-in-part (only to the extent of claims that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on Exhibit B), substitutes, counterparts and foreign equivalents thereof filed in any country, and any patents issuing thereon (but in the case of Patents issuing on continuation-in-part applications, only to the claims thereof that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on Exhibit B) and any reissues, reexaminations or extensions thereof, in each case, that are Controlled by Bio Palette or its Affiliates during the Term.

1.1.24. [**]

1.1.25. “BLA” means a Biologics License Application as defined in the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.1.26. “Breaching Party” has the meaning set forth in Section 9.3.

1.1.27. “Broad” means The Broad Institute, Inc.

1.1.28. “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in Boston, Massachusetts or Kobe, Japan are permitted or required to remain closed.

1.1.29. “Challenging Party” has the meaning set for in Section 9.4.

1.1.30. “Claims” has the meaning set forth in Section 8.1.

1.1.31. “Clinical Trial” means any clinical trial in humans that is conducted in accordance with Good Clinical Practices and is designed to generate data to obtain, support, or maintain an IND or BLA, or other similar marketing application.

1.1.32. “Commercialization” and “Commercialize” means all activities undertaken relating to the marketing, promotion (including advertising, detailing, sponsored product or continuing medical education), any other offering for sale, distribution or sale of a product.

1.1.33. “Commercially Reasonable Efforts” means (a) with respect to the efforts to be expended by a Party with respect to an agreed objective, except as otherwise provided in clause (b), such reasonable, diligent and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances taking into account the reasonable allocation of such Party’s resources under the circumstances, and [**]. It is anticipated that the level of effort to be expended in the use of Commercially Reasonable Efforts will change over time, including to reflect changes in the status of the Licensed Product and the countries (or markets) involved. For the avoidance of doubt, where a Party has an obligation to use Commercially Reasonable Efforts, the efforts of such Party and its Affiliates and sublicensees shall be considered in determining whether such Party has satisfied such obligation.

1.1.34. “Confidential Information” has the meaning set forth in Section 6.1.

1.1.35. “Continuing Party” means (a) in the case of termination of this Agreement by a Party pursuant to Section 9.2 with respect to the license granted to such Party under Section 2.1, the Party not terminating the Agreement and (b) in the case of termination of this Agreement by a Party pursuant to Section 9.3, Section 9.4 or Section 9.5 with respect to the license granted to the other Party under Section 2.1, such terminating Party.

1.1.36. “Control” means with respect to any product, Patent or other tangible or intangible intellectual property right, the possession (whether by ownership or license, other than licenses granted pursuant to this Agreement) by a Party or its Affiliate of the ability to grant to the other Party access to, ownership of, or a license or sublicense under, such product, Patent, or other intellectual property without violating the terms of any agreement or other arrangement with any Third Party.

1.1.37. “Cover,” “Covering,” “Covered,” or “Covers” means, as to any subject matter and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, selling, offering for sale or importation of such subject matter would infringe such Patent or, as to a pending Patent, the making, using, selling, offering for sale, importation or other practice of such subject matter would infringe such Patent if such Patent were to issue without modification, in each case, without regard to the validity or enforceability of such Patent.

1.1.38. “Develop” or “Development” means, with respect to a product, all activities relating to non-clinical and preclinical testing and trials, clinical testing and trials, including Clinical Trials, toxicology testing, modification, optimization and animal efficacy testing of pharmaceutical compounds, statistical analysis, publication and presentation of study results and reporting, preparation and submission to Regulatory Authorities with respect to such product.

1.1.39. “Disclosing Party” has the meaning set forth in Section 6.1.

1.1.40. “Dollars” or “$” means the legal currency of the United States.

1.1.41. “Editas” means Editas Medicine, Inc.

1.1.42. “EMA” means the European Medicines Agency, and any successor entity thereto.

1.1.43. “Executive Officers” means the respective chief executive officers of Bio Palette and Beam.

1.1.44. “Existing Confidentiality Agreement” has the meaning set forth in Section 6.5.

1.1.45. “Exploit” means to research, make, have made, import, export, distribute, use, have used, sell, have sold or offer for sale, including to Develop, Manufacture, Commercialize, register, modify, enhance, improve or otherwise dispose of.

1.1.46. “FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.1.47. “Field” means the treatment, diagnosis or prevention of any human diseases or conditions.

1.1.48. “First Commercial Sale” means, with respect to a Licensed Product in a country, the first sale for end use or consumption of such Licensed Product in such country after receipt of all Regulatory Approvals for such Licensed Product in such country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.1.49. “GAAP” means generally accepted accounting principles.

1.1.50. “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency, division, board or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.1.51. “Harvard” means the President and Fellows of Harvard College.

1.1.52. “IND” means an investigational new drug application submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a clinical trial application in the European Union).

1.1.53. “IND Acceptance” means, with respect to a product, the thirtieth (30th) day following filing of an IND by the FDA, or, if a clinical hold is placed on the IND during such 30-day period, the date that such clinical hold is lifted, or the acceptance of an IND in any equivalent Regulatory Authority in any other regulatory jurisdiction such that Clinical Trials may be initiated with respect to such product.

1.1.54. “Indemnified Party” has the meaning set forth in Section 8.3.

1.1.55. “Indemnifying Party” has the meaning set forth in Section 8.3.

1.1.56. “Initiation” means, with respect to a Clinical Trial, the first dosing of the first subject in such Clinical Trial.

1.1.57. “In-Licensor” means a Third Party that grants a license to a Party under an Applicable In-License.

1.1.58. “JSC” has the meaning set forth in Section 3.1.

1.1.59. “Know-How” shall mean any invention, discovery, development, data, information, process, method, technique, trade secret, composition of matter, formulation, article of manufacture or other know-how, and any physical embodiments of any of the foregoing.

1.1.60. “Kobe University” means Kobe University, a national university corporation organized under the Laws of Japan.

1.1.61. “Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of any Governmental Authorities (including any Regulatory Authorities) that may be in effect from time to time in any country or jurisdiction of the Territory.

1.1.62. “License Expansion Date” means, on a Bio Palette Licensed Product-by-Bio Palette Licensed Product basis with respect to each Bio Palette Licensed Product for which Beam elects to expand the territory of the license granted to Bio Palette under clause (a) of Section 2.1.2 for such Bio Palette Licensed Product to the entire Territory, the date of Beam’s written notice to Bio Palette of such election.

1.1.63. “Licensed Product” means, with respect to Beam, a Beam Licensed Product and, with respect to Bio Palette, a Bio Palette Licensed Product.

1.1.64. “Licensee” means, with respect to a Beam Licensed Product Commercialized by Beam or its Affiliates, sublicensees or sublicensees’ Affiliates, Beam, and with respect to a Bio Palette Licensed Product Commercialized by Bio Palette or its Affiliates, sublicensees or sublicensees’ Affiliates, Bio Palette.

1.1.65. “Licensor” means, with respect to a Beam Licensed Product Commercialized by Beam or its Affiliates, sublicensees or sublicensees’ Affiliates, Bio Palette, and with respect to a Bio Palette Licensed Product Commercialized by Bio Palette or its Affiliates, sublicensees or sublicensees’ Affiliates, Beam.

1.1.66. “Losses” has the meaning set forth in Section 8.1.

1.1.67. “Major Markets” means the United States, Japan, the United Kingdom, France, Germany, Italy and Spain.

1.1.68. “Manufacture” or “Manufacturing” means all activities related to the manufacturing or having manufactured of a product, or any ingredient thereof, including manufacturing for Development and Commercialization, labeling, packaging, in-process and finished product testing, release of such product or any ingredient thereof, quality assurance activities related to manufacturing and release of such product, ongoing stability tests and regulatory activities related to any of the foregoing.

1.1.69. “MGH” has the meaning set forth in Section 7.5.3.

1.1.70. “Microbiome Field” means [**].

1.1.71. “Net Sales” means the gross amount billed or invoiced by or on behalf of a Party, its Affiliates, sublicensees and any Affiliates of such sublicensees (in each case, the “Invoicing Entity”) or if not billed or invoiced the gross amount received by the Invoicing Entity, on sales, leases, uses or other transfers of Beam Licensed Products, in the case of Beam as the applicable Party, or Bio Palette Licensed Products, in the case of Bio Palette as the applicable Party, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price (in each case, determined and deducted in accordance with the standard accounting practices used by the applicable Party):

(a)	customary trade, quantity or cash discounts to the extent actually allowed and taken;

(b)	amounts actually repaid or credited by reason of rejection, return or recall of any previously sold, leased or otherwise transferred Licensed Products;

(c)	rebates granted or given;

(d)	allowances for non-collectible receivables;

(e)	customer freight charges that are paid by or on behalf of the Invoicing Entity; and

(f)

to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income;

provided that:

(i)	in no event shall the aggregate amount of all deductions made pursuant to clauses (d) and (e) above in any calendar quarter exceed [**] percent ([**]%) of Net Sales in such calendar quarter;

(ii)

Net Sales shall not include (1) sales or other transfers of any Licensed Product used for Clinical Trials or other research, or (2) donations for charity or compassionate use for which an Invoicing Entity does not receive consideration;

(iii)

in any transfers of Licensed Products between an Invoicing Entity and an Affiliate or sublicensee of such Invoicing Entity not for the purpose of resale by such Affiliate or sublicensee, Net Sales shall be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business;

(iv)

in the event that (1) an Invoicing Entity receives non-cash consideration for any Licensed Products, (2) an Invoicing Entity sells Licensed Products in a transaction not at arm’s length with a non-Affiliate of an Invoicing Entity, or (3) any Licensed Product is sold by an Invoicing Entity at a discounted price that is substantially lower than the customary prices charged by such Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business, provided that, if a Licensed Product is sold under circumstances in which the discounted price is the result of market forces and not a quid pro quo for value other than the monetary consideration charged in such sale of Licensed Product, such discounted price shall be deemed to be a customary price;

(v)

with respect to any provision hereof requiring a calculation of fair market value, assuming an arm’s length transaction made in the ordinary course of business, the Invoicing Entity may use the average price of the relevant Licensed Product sold for cash during the relevant period in the relevant country; and

(vi)

sales of Licensed Products by an Invoicing Entity to its Affiliate or a sublicensee for resale by such Affiliate or sublicensee shall not be deemed Net Sales. Instead, Net Sales shall be determined based on the gross amount billed or invoiced by such Affiliate or sublicensee upon resale of such Licensed Products to any third party that is not an Affiliate or sublicensee of the Invoicing Entity.

1.1.72. “Non-Breaching Party” has the meaning set forth in Section 9.3.

1.1.73. “Non-Challenging Party” has the meaning set forth in Section 9.4.

1.1.74. “Non-Continuing Party” means (a) in the case of termination of this Agreement by a Party pursuant to Section 9.2 with respect to the license granted to such Party under Section 2.1, such terminating Party and (b) in the case of termination of this Agreement by a Party pursuant to Section 9.3, Section 9.4 or Section 9.5 with respect to the license granted to the other Party under Section 2.1, the Party not terminating the Agreement.

1.1.75. “Pass-Through Amount” has the meaning set forth in Section 4.8.

1.1.76. “Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, (c) foreign counterparts of any of the foregoing, (d) all applications claiming priority to any of the foregoing, (e) any patents issuing on any patent application identified in clauses (a) through (e), (f) any application to which any of the foregoing claim priority and (g) any application that claims common priority with any of the foregoing.

1.1.77. “Patent-Based Exclusivity” means, (a) with respect to a Beam Licensed Product in a country in the Territory, that at least one Valid Claim of the Bio Palette Patents Covers such Beam Licensed Product in such country and (b) with respect to a Bio Palette Licensed Product in a country in the Territory, that at least one Valid Claim of the Beam Patents Covers such Bio Palette Licensed Product in such country.

1.1.78. “Patent Challenge” means any direct or indirect dispute or challenge, or any knowing, willful or reckless assistance in the dispute or challenge, of the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability of any Patent or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent, in any legal or administrative proceedings, including in a court of law, before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration including by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, preissuance submission, third party submission, derivation proceeding or declaratory judgment action, in each case, (a) in the case of Beam, with respect to any Bio Palette Patent or (b) in the case of Bio Palette, with respect to any Beam Patent; provided, however, that the term Patent Challenge shall not include (i) a Party or any of its Affiliates or sublicensees being an essential party in any patent interference proceeding before the United States Patent and Trademark Office, which interference such Party or its applicable Affiliate or sublicensee acts in good faith to try to settle or (ii) a Party or any of its Affiliates or sublicensees, due to its status as an exclusive licensee of patent rights other than those licensed to such Party under Section 2.1.1 or Section 2.1.2, as applicable, being named by the licensor of such patent rights as a real party in interest in such an interference, so long as such Party or its applicable Affiliate or sublicensee either abstains from participation in, or acts in good faith to settle, the interference. For clarity, a Patent Challenge shall not include arguments made by a Party that (x) distinguish the inventions claimed in any Patents Controlled by such Party from those claimed in the Patents licensed to such Party under Section 2.1.1 or Section 2.1.2, as applicable, but (y) do not disparage the Patents licensed to such Party under Section 2.1.1 or Section 2.1.2, as applicable, or raise any issue of such Patents’ compliance with or sufficiency under applicable patent laws, regulations or administrative rules, in each case, (1) in the ordinary course of ex parte prosecution of Patents Controlled by such Party or (2) in inter partes proceedings before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration, wherein Patents Controlled by such Party have been challenged.

1.1.79. “Person” means any individual, incorporated or unincorporated organization or association, Governmental Authority, or other entity.

1.1.80. “Phase 1 Clinical Trial” means any Clinical Trial as described in 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, a similar Clinical Trial.

1.1.81. “Phase 2 Clinical Trial” means any Clinical Trial as described in 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, a similar Clinical Trial.

1.1.82. “Phase 3 Clinical Trial” means any Clinical Trial as described in 21 C.F.R. §312.21(c), or, with respect to a jurisdiction other than the United States, a similar Clinical Trial.

1.1.83. “Receiving Party” has the meaning set forth in Section 6.1.

1.1.84. “Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority for the marketing and sale of a product for a particular indication in a country in the Territory.

1.1.85. “Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in another country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval in such country, including the EMA and any successor(s) thereto.

1.1.86. “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product, other than Patents, that limits or prohibits a Person from (a) relying on pivotal safety or efficacy data generated by or on behalf of the Parties with respect to the Licensed Product in an application for Regulatory Approval of an Abbreviated Approval Product, or (b) Commercializing the Licensed Product or an Abbreviated Approval Product, including rights conferred in the U.S. under the Hatch Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity, orphan drug exclusivity, or rights similar thereto outside the U.S.).

1.1.87. “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, marketing authorizations or other written materials, correspondence, submissions made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture or Commercialize the Licensed Products in the Field in a particular country.

1.1.88. “ROW Territory” means all countries of the world excluding the Asia Territory.

1.1.89. “Royalty Term” means, as to a Licensed Product and a country, the period commencing on the First Commercial Sale of the relevant Licensed Product in the relevant country and expiring on a country-by-country basis and Licensed Product-by-Licensed Product basis on the later of (i) the expiration of Patent-Based Exclusivity with respect to such Licensed Product in such country and (ii) the expiration of Regulatory Exclusivity with respect to such Licensed Product in such country.

1.1.90. “Term” has the meaning set forth in Section 9.1.

1.1.91. “Territory” means worldwide.

1.1.92. “Third Party” means any Person other than Bio Palette, Beam or any Affiliate of either Party.

1.1.93. “Valid Claim” means (a) a claim of an issued patent in the U.S. or in a jurisdiction outside the U.S., that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer, or (b) a claim of a pending patent application that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than [**] years from the date of filing of the earliest patent application to which such pending patent application claims priority.

1.2. Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Sections or Exhibits shall refer to the particular Sections or Exhibits of or to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement:

1.2.1. any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein),

1.2.2. any reference to any Law refers to such Law as from time to time enacted, repealed or amended,

1.2.3. the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;”

1.2.4. the word “day,” “quarter” or “year” (and derivatives thereof, e.g., “quarterly”) means a calendar day, calendar quarter or calendar year unless otherwise specified (and “annual” or “annually” refer to a calendar year);

1.2.5. the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement;

1.2.6. the word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement (including any Exhibits);

1.2.7. the word “or” shall have its inclusive meaning identified with the phrase “and/or;”

1.2.8. the words “will” and “shall” shall have the same obligatory meaning;

1.2.9. provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise;

1.2.10. words of any gender include the other gender; and

1.2.11. words using the singular or plural number also include the plural or singular number, respectively.

ARTICLE 2

LICENSE AND OPTIONS

2.1. License Grants.

2.1.1. Exclusive License to Beam. Subject to the terms and conditions of this Agreement, Bio Palette hereby grants to Beam an exclusive (even as to Bio Palette and its Affiliates) right and license, with the right to grant sublicenses subject to Section 2.2, under the Bio Palette Patents (a) to Exploit Beam Licensed Products (i) in the Field in the ROW Territory, subject to Bio Palette’s retained right to Develop and Manufacture Beam Licensed Products in the Microbiome Field in the ROW Territory for the sole purpose of Exploiting such Beam Licensed Products in the Asia Territory, (ii) in the Beam Field in the Asia Territory and (b) to Develop and Manufacture Beam Licensed Products in the Microbiome Field in the Asia Territory for the sole purpose of Exploiting such Beam Licensed Products in the ROW Territory.

2.1.2. Exclusive License to Bio Palette. Subject to the terms and conditions of this Agreement, Beam hereby grants to Bio Palette an exclusive (even as to Beam and its Affiliates) right and license, with the right to grant sublicenses subject to Section 2.2, under the Beam Patents (a) to Exploit Bio Palette Licensed Products in the Microbiome Field in the Asia Territory, subject to Beam’s retained right to Develop and Manufacture Bio Palette Licensed Products in the Microbiome Field in the Asia Territory for the sole purpose of Exploiting such Bio Palette Licensed Products in the ROW Territory, and (b) to Develop and Manufacture Bio Palette Licensed Products in the Microbiome Field in the ROW Territory for the sole purpose of

Exploiting such Bio Palette Licensed Products in the Asia Territory. Notwithstanding the foregoing, on a Bio Palette Licensed Product-by-Bio Palette Licensed Product basis, Beam may elect, in its sole discretion, by written notice to Bio Palette, to expand the territory of the license granted under the foregoing clause (a) for such Bio Palette Licensed Product to the entire Territory, in which case, subject to each Party’s respective obligation to pay for the percentage of milestone payments accruing on or after the License Expansion Date with respect to a Bio Palette Licensed Product as set forth in Section 2.7.4, (i) such license grant shall automatically be expanded to include the entire Territory, (ii) Beam shall no longer have a retained right to Develop and Manufacture such Bio Palette Licensed Product in the Microbiome Field in the Asia Territory and (iii) Beam shall no longer have a right to Exploit such Bio Palette Licensed Product in the Microbiome Field in the ROW Territory.

2.2. Sublicensing Rights.

2.2.1. Each Party shall have the right to grant sublicenses under the rights granted to it under Section 2.1.1 or Section 2.1.2, as applicable, to any of its Affiliates or Third Parties. The sublicensing Party shall provide the other Party with a fully-executed copy of any agreement (which the sublicensing Party may redact as necessary to protect confidential or commercially sensitive information) reflecting any such sublicense promptly after the execution thereof. If the sublicensing Party grants a sublicense, the terms and conditions of this Agreement and the Applicable In-Licenses that are applicable to sublicensees shall apply to such sublicensee to the same extent as they apply to the sublicensing Party. The sublicensing Party assumes full responsibility, and shall remain primarily liable, for causing the performance of all obligations of each Affiliate or Third Party sublicensee to which it grants a sublicense, and will itself pay and account to the other Party for all payments due under this Agreement by reason of operation of any such sublicense.

2.2.2. Notwithstanding the foregoing, with respect to any Beam Patent Controlled by Beam pursuant to the Beam-Editas Agreement, (a) Bio Palette shall promptly notify Beam if Bio Palette intends to grant a sublicense under the rights granted to it under Section 2.1.2 with respect to such Beam Patent so that Beam may seek permission from Editas for such grant and, (b) unless and until the receipt of written agreement by Editas and its licensors to permit further sublicensing to a Third Party, Bio Palette shall not have the right to grant any sublicenses under such Beam Patent (other than to Affiliates of Bio Palette, subject to all restrictions on the granting of sublicenses herein).

2.2.3. If, at any time during the Term, Beam desires to grant a sublicense to a Third Party under the rights granted to it under Section 2.1.1, and Bio Palette has not yet entered into an amendment to the Bio Palette In-License as contemplated by Section 7.4.7, then upon Beam’s request, Bio Palette shall, and does hereby, grant, without further consideration from Beam or such Third Party, a direct license to such Third Party as Beam directs, of a scope requested by Beam that is within the scope of Beam’s license granted under Section 2.1.1, provided that any sale or transfer of Beam Licensed Products by such direct licensee under such direct license shall be included in Net Sales hereunder. Notwithstanding anything to the contrary in this Agreement, effective as of such grant of a direct license to such Third Party, (i) if Beam has requested that such direct license to such Third Party be an exclusive license, then the scope of the license granted to such Third Party under such direct license shall automatically be excluded from the scope of

Beam’s license granted under Section 2.1.1 and (ii) if Beam has requested that such direct license to such Third Party be a non-exclusive license, then the scope of Beam’s license granted under Section 2.1.1 shall automatically become non-exclusive with respect to the scope of the license granted to such Third Party under such direct license, in each case of clause (i) and (ii) until such time that Beam notifies Bio Palette that such direct license to such Third Party is terminated, at which time such scope shall again be included within the scope of Beam’s license granted under Section 2.1.1 with no further action by the Parties.

2.3. No Implied Licenses; Reservation of Rights. Except as explicitly set forth in this Agreement, neither Party shall acquire under this Agreement any license, intellectual property interest or other rights, by implication or otherwise, under any Patents or other intellectual property rights Controlled by the other Party or its Affiliates. Any rights of a Party not expressly granted to the other Party pursuant to this Agreement shall be retained by such first Party.

2.4. Coordination in the Microbiome Field. If, during the Term, either Party Exploits a Licensed Product in the Microbiome Field under the license granted under Section 2.1.1 or Section 2.1.2, respectively, such Party may provide written notice of such Licensed Product to the other Party indicating a desire to engage in the discussions described in this Section 2.4. In the event of any such notice with respect to any such Licensed Product Exploited by Bio Palette in the Microbiome Field in the Asia Territory, [**]. If Beam determines not to Exploit such Licensed Product in the Microbiome Field in the ROW Territory, then, with Beam’s prior written consent, and without limiting Beam’s obligations under Section 2.7.4, [**]. In the event of any such notice with respect to any such Licensed Product Exploited by Beam in the Microbiome Field in the ROW Territory, [**]. If Bio Palette determines not to Exploit such Licensed Product in the Microbiome Field in the Asia Territory, then, with Bio Palette’s prior written consent, [**].

2.5. Right of First Negotiation.

2.5.1. Beam ROFN. If, at any time during the Term, Bio Palette Controls any Patent [**] other than the Bio Palette Patents and intends to grant a license under such Patent [**], prior to entering into negotiations with any Third Party regarding any such license, Bio Palette shall provide notice to Beam identifying such Patent, and Beam shall have an exclusive right of first negotiation for an exclusive license under such Patent to Exploit products [**]. Beam shall have [**] after receipt of each such notice from Bio Palette to provide Bio Palette notice that it desires to exercise such exclusive right of first negotiation. If Beam provides such an exercise notice, the Parties will promptly commence good faith negotiations regarding the terms of an agreement providing for the grant of [**]. In the event that the Parties fail to reach agreement within [**] from the date of Beam’s exercise notice with respect to such agreement, Bio Palette may [**]; provided that (i) Bio Palette may only [**], and (ii) Bio Palette shall not[**]. For the avoidance of doubt, if Bio Palette provides notice to Beam for the field and territory described in either, but not both of, clause (a) or clause (b) of the first sentence of this Section 2.5.1 with respect to any Patent, then Beam’s right of first negotiation shall continue to apply with respect to such Patent for the field and territory for which Bio Palette has not provided such notice.

2.5.2. Bio Palette ROFN. If, at any time during the Term, Beam Controls any Patent [**] other than the Beam Patents and intends to grant a license under such Patent [**], prior to entering into negotiations with any Third Party regarding any such license, Beam shall provide notice to Bio Palette identifying such Patent, and Bio Palette shall have an exclusive right of first negotiation for an exclusive license under such Patent to Exploit products [**]. Bio Palette shall have [**] after receipt of each such notice from Beam to provide Beam notice that it desires to exercise such exclusive right of first negotiation. If Bio Palette provides such an exercise notice, the Parties will promptly commence good faith negotiations regarding the terms of an agreement providing for the grant of [**]. In the event that the Parties fail to reach agreement within [**] from the date of Bio Palette’s exercise notice with respect to such agreement, Beam may [**]; provided that (a) Beam may only [**], and (b) Beam shall not [**]. For the avoidance of doubt, if Beam provides notice to Bio Palette for the field and territory described in either, but not both of, clause (a) or clause (b) of the first sentence of this Section 2.5.2 with respect to any Patent, then Bio Palette’s right of first negotiation shall continue to apply with respect to such Patent for the field and territory for which Beam has not provided such notice.

2.6. Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the term of this Agreement by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the term of this Agreement by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. All payments owed by a Party to the other Party under Section 4.4 are, and shall otherwise be deemed to be, for purposes of the Bankruptcy Laws, “royalties” as defined under the Bankruptcy Laws.

2.7. Beam In-Licenses.

2.7.1. Notwithstanding anything to the contrary in this Agreement, Bio Palette acknowledges and agrees that the rights, licenses, and sublicenses granted by Beam to Bio Palette in this Agreement (including any right to sublicense) are subject to the terms of the Beam In-Licenses, the scope of the licenses granted to Beam thereunder and the rights retained by Third Parties (including Governmental Authorities) set forth therein, including (a) Sections 2.2, 2.3, 2.4, 4.12, 5.3, 9.4, 9.6.2 and 10.15 of the Beam-Editas Agreement, (b) Sections 2.2, 2.4, 2.5, 4.5, 5.3, 6.4, 8.1, 9.1, 10.3, and 11.4 of the Beam-Harvard Agreement and (c) Sections 2.1.3, 2.4, 2.5, 2.6, 4.5, 5.1.1, 5.3, 6.5, 7.9, 8.1, 9.1, 10.2.3, 10.3.1, 10.3.2 and 11.5 of the Beam-Broad Agreement. At Beam’s request, Bio Palette shall use Commercially Reasonable Efforts to, and cause its Affiliates and all sublicensees to use Commercially Reasonable Efforts to, take such actions as may be required to assist Beam in complying with its obligations under the Beam In-Licenses, solely to the extent applicable to Bio Palette’s rights or obligations under this Agreement. Without limiting any of the foregoing, Bio Palette agrees to be bound by the terms and conditions of the provisions set forth in Schedule 2.7.1, as applicable, with respect to sublicenses granted by Beam to Bio Palette under Section 2.1.2 under the Beam In-Licenses.

2.7.2. Bio Palette acknowledges and agrees that, if any of the licenses granted by Beam to Bio Palette under the Beam In-Licenses are terminated, in whole or in part, then Bio Palette’s license under such terminated licenses(s) shall automatically terminate, subject to any right of Bio Palette to receive a direct license from the relevant Third Party, including under Section 9.6.2 of the Beam-Editas Agreement, Section 10.3.1 of the Beam-Harvard Agreement or Section 10.3.1 of the Beam-Broad Agreement.

2.7.3. Except as expressly set forth in Section 2.7.4, Bio Palette shall be responsible for any payments owed to a Third Party by Beam or its Affiliates under a Beam In-License arising out of the Development, Manufacturing or Commercialization of a Bio Palette Licensed Product under this Agreement by Bio Palette or its Affiliates, sublicensees or sublicensees’ Affiliates (including, by way of illustration only, a royalty or milestone payment payable under such Beam In-License). Any payment owed by Bio Palette under this Section 2.7.3 shall be made by Bio Palette to Beam within [**] days after Bio Palette’s receipt of an invoice from Beam.

2.7.4. [**].

2.8. Bio Palette In-License.

2.8.1. Notwithstanding anything to the contrary in this Agreement, Beam acknowledges and agrees that the rights, licenses, and sublicenses granted by Bio Palette to Beam in this Agreement (including any right to sublicense) are subject to the terms of the Bio Palette In-License, the scope of the licenses granted to Bio Palette thereunder and the rights retained by Third Parties (including Governmental Authorities) set forth therein, including but not limited to Article 1, Item 8 of the Bio Palette In-License. At Bio Palette’s request, Beam shall use Commercially Reasonable Efforts to, and cause its Affiliates and all sublicensees to use Commercially Reasonable Efforts to, take such actions as may be required to assist Bio Palette in complying with its obligations under the Bio Palette In-License, solely to the extent applicable to Beam’s rights or obligations under this Agreement.

2.8.2. Beam acknowledges and agrees that, if any of the licenses granted by Bio Palette to Beam under the Bio Palette In-License are terminated, in whole or in part, then Beam’s license under such terminated licenses(s) shall automatically terminate.

2.8.3. Beam shall be responsible for any payments owed to a Third Party by Bio Palette or its Affiliates under the Bio Palette In-License arising out of the Development, Manufacturing or Commercialization of a Beam Licensed Product under this Agreement by Beam or its Affiliates, sublicensees or sublicensees’ Affiliates (including, by way of illustration only, a royalty or milestone payment payable under the Bio Palette In-License). Any payment owed by Beam under this Section 2.8.3 shall be made by Beam to Bio Palette within [**] days after Beam’s receipt of an invoice from Bio Palette.

2.8.4. In the event that Bio Palette does not make payment of all amounts required to renew the Bio Palette In-License at least [**] days prior to the expiration of any license period thereunder in accordance with Section 7.4.3, Beam shall have the right, but not the obligation, to make such payment on Bio Palette’s behalf in order to cause the Bio Palette In-License to remain in effect. For the avoidance of doubt, it is understood that any such payment by Beam on behalf of Bio Palette shall not establish any direct contractual relationship between Beam and Kobe University.

2.8.5. If Bio Palette notifies Beam under Section 7.4.4 of any breach of the Bio Palette In-License, Beam shall have the right, but not the obligation, to cure such breach on Bio Palette’s behalf in order to cause the Bio Palette In-License to remain in effect. For the avoidance of doubt, it is understood that any such cure undertaken by Beam on behalf of Bio Palette shall not establish any direct contractual relationship between Beam and Kobe University.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION

3.1. Joint Steering Committee. Promptly following the Effective Date, the Parties will form a joint steering committee (the “JSC”) that will be responsible for facilitating discussions between the Parties under this Agreement regarding business development and strategy, Base Editing technology and related intellectual property. The Parties will each designate up to [**] representatives to serve as members of the JSC by written notice to the other Party. Either Party may designate substitutes for its representatives if one or more of such Party’s designated representatives are unable to be present at a meeting. From time to time each Party may replace any of its representatives, in its sole discretion, effective upon written notice to the other Party. Each Party’s representatives will have appropriate technical credentials, experience and knowledge with respect to the matters under discussion at the JSC. The JSC will meet at such times and in such places (or by teleconference) as mutually agreed by the Parties. The JSC may make recommendations to the Parties with respect to the matters under discussion, but will not have any decision-making authority.

3.2. Beam Scientific Advisory Board. In furtherance of the collaborative relationship between the Parties, during the period starting on the date on which Beam forms its Scientific Advisory Board and ending on the fifth (5th) anniversary of the Effective Date, each of [**] and [**] will be offered positions as members of Beam’s Scientific Advisory Board (which Beam may or may not constitute in its discretion), on terms consistent with the other members of such Scientific Advisory Board. Notwithstanding anything to the contrary in this Agreement, in no event will Beam be obligated to share with Bio Palette or its representatives any material non-public technical information or other information that may cause Beam to become subject to a filing requirement under any rules or regulations promulgated by CFIUS or other similar Laws.

3.3. Japan Activities.

3.3.1. Beam acknowledges that Bio Palette possesses certain unique and valuable experience and expertise with respect to the Field in the Japan market, including in particular with respect to Base Editing in the Japan market, and that access to such experience and expertise is of great value to Beam. In order to strengthen the competitive position of both Parties, the Parties intend to [**]. Accordingly, upon Beam’s written request to Bio Palette from time to time during the Term, Bio Palette agrees to [**]. Each Party will reasonably communicate with the other regarding potential collaborations in Base Editing in Japan, provided that nothing in this Section 3.3.1 shall limit either Party’s right to determine its sublicensing strategy in its sole discretion, subject to Section 2.2, with respect to the rights licensed to such Party under Section 2.1.1 or Section 2.1.2, as applicable. Beam will [[**], provided that [**].

3.3.2. Bio Palette may propose to Beam an establishment of a collaboration between Beam, Bio Palette and a pharmaceutical company headquartered in Japan to develop products in the Beam Field in Japan. Beam will consider in good faith any such proposal by Bio Palette, unless (a) [**], or (b) [**]. Beam shall [**]; provided, however, that, if Beam [**].

3.4. Diligence.

3.4.1. Beam Diligence. Beam shall use Commercially Reasonable Efforts (a) to Develop one (1) Beam Licensed Product in the Major Markets and (b) with respect to any Beam Licensed Product that has received Regulatory Approval (i) in the Field in a country in the ROW Territory or (ii) in the Beam Field in a country in the Asia Territory, to Commercialize such Beam Licensed Product in such country.

3.4.2. Bio Palette Diligence. Bio Palette shall use Commercially Reasonable Efforts (a) to Develop [**] Bio Palette Licensed Product in Japan and (b) with respect to any Bio Palette Licensed Product that has received Regulatory Approval in the Microbiome Field in a country in the Asia Territory, to Commercialize such Bio Palette Licensed Product in such country.

3.5. Progress Reports. Each Party shall provide a written report to the other Party on an [**] basis, beginning on the [**] anniversary of the Effective Date, which report reasonably summarizes such Party’s exercise of Commercially Reasonable Efforts under Section 3.4.1 or Section 3.4.2, as applicable.

3.6. Regulatory Activities.

3.6.1. Beam. Beam shall have the sole right and responsibility to prepare and file for Regulatory Approval and otherwise obtain and maintain approvals from Regulatory Authorities that are necessary for Exploitation of the Beam Licensed Products (a) in the Field in the ROW Territory, except with respect to Bio Palette Licensed Products in the Microbiome Field in a case where Beam elects to expand the territory of the license granted for such Bio Palette Licensed Product to the entire Territory in accordance with Section 2.1.2, and (b) in the Beam Field in the Asia Territory, and otherwise interact with Regulatory Authorities in the Territory as appropriate with respect to the Beam Licensed Products. Beam will own all such Regulatory Approvals and other Regulatory Materials for the Beam Licensed Products (i) in the Field in the ROW Territory, except with respect to Bio Palette Licensed Products in the Microbiome Field in a case where Beam elects to expand the territory of the license granted for such Bio Palette Licensed Product to the entire Territory in accordance with Section 2.1.2, and (ii) in the Beam Field in the Asia Territory.

3.6.2. Bio Palette. Bio Palette shall have the sole right and responsibility to prepare and file for Regulatory Approval and otherwise obtain and maintain approvals from Regulatory Authorities that are necessary for Exploitation of the Bio Palette Licensed Products (a) in the Microbiome Field in the Asia Territory and (b) in the Microbiome Field in the Territory for a Bio Palette Licensed Product for which Beam elects to expand the territory of the license granted to Bio Palette to the entire Territory in accordance with Section 2.1.2, and otherwise interact with Regulatory Authorities in the Asia Territory as appropriate with respect to the Bio Palette Licensed Products in the Microbiome Field. Bio Palette will own all such Regulatory Approvals and other Regulatory Materials for the Bio Palette Licensed Products (a) in the Microbiome Field in the Asia Territory and (b) in the Microbiome Field in the Territory for a Bio Palette Licensed Product for which Beam elects to expand the territory of the license granted to Bio Palette to the entire Territory in accordance with Section 2.1.2.

ARTICLE 4

COMPENSATION

4.1. Upfront Payment. In partial consideration for the rights granted by Bio Palette to Beam hereunder Beam shall pay Bio Palette a one-time, non-refundable, non-creditable payment of Five Hundred Thousand Dollars ($500,000) within [**] Business Days of the Effective Date.

4.2. Additional Upfront Payment. If Bio Palette Patent [**] issues in the United States, then, in partial consideration for the rights granted by Bio Palette to Beam hereunder with respect to such Bio Palette Patent, Beam shall pay Bio Palette a one-time, non-refundable, non-creditable payment of [**] within [**] of the date that such Bio Palette Patent issues.

4.3. Equity Issuance. In partial consideration for the rights granted by Bio Palette to Beam hereunder, within [**] Business Days of the Effective Date, Beam shall issue to Bio Palette, 75,000 shares of Beam Common Stock. In addition, if Bio Palette Patent[**] issues in the United States, then, in partial consideration for the rights granted by Bio Palette to Beam hereunder with respect to such Bio Palette Patent, within [**] of the date that such Bio Palette Patent issues, Beam shall issue to Bio Palette, [**] of Beam Common Stock. In connection with and as a condition to the issuance of shares pursuant to this Section 4.3, Bio Palette shall execute a subscription agreement and such other agreements, including a voting agreement and right of first refusal and co-sale agreement, as may be reasonably requested by Beam.

4.4. Royalties. Beam shall pay to Bio Palette royalties on Net Sales of Beam Licensed Products by Beam and its Affiliates, sublicensees and sublicensees’ Affiliates, and Bio Palette shall pay to Beam royalties on Net Sales of Bio Palette Licensed Products by Bio Palette and its Affiliates, sublicensees and sublicensees’ Affiliates, in each case, on a Licensed Product-by-Licensed Product and country-by-country basis during the applicable Royalty Term, at a royalty rate equal to [**]%. For the avoidance of doubt, (a) royalties shall be payable on Net Sales of a Beam Licensed Product by Beam and its Affiliates, sublicensees and sublicensees’ Affiliates in a country after a Valid Claim of a Bio Palette Patent Covers such Beam Licensed Product in such country after the First Commercial Sale of such Beam Licensed Product even if such Beam Licensed Product was not Covered by a Valid Claim of a Bio Palette Patent [**] and (b) royalties shall be payable on Net Sales of a Bio Palette Licensed Product by Bio Palette and its Affiliates, sublicensees and sublicensees’ Affiliates in a country [**].

4.5. Reports and Payment. During the Royalty Term for each Licensed Product, the applicable Licensee shall provide written unaudited reports to the applicable Licensor within [**] days after the end of each [**] covering sales of Licensed Products on a product-by-product, country-by-country basis in the Territory by such Licensee, its Affiliates, licensees, and sublicensees during such [**]. Each such written report shall provide (a) the Net Sales in Dollars and local currency for each Licensed Product in the Territory during the reporting period; (b) the deductions (by deduction category) from gross amounts billed or invoiced taken in calculating such Net Sales; (c) the royalties payable, in Dollars, which shall have accrued hereunder with respect to such Net Sales and (d) to the extent required under any Applicable In-License, the number of units of such Licensed Product(s) sold during the reporting period. In addition, each such written report shall contain such additional information as reasonably requested by such Licensor in order to satisfy such Licensor’s reporting obligations to any In-Licensor. The information contained in each report under this Section 4.5 shall be considered Confidential Information of such Licensee, provided that such Licensor may share such report with the In-Licensors as necessary to comply with its obligations under the Applicable In-Licenses, subject to confidentiality and non-use restrictions at least as strict as those that apply to such Licensor’s confidential information under such Applicable In-License. Concurrent with the delivery of each such report, such Licensee shall make the royalty payment due to such Licensor under Section 4.4 for the calendar quarter covered by such report. Each report to be delivered by a Licensee pursuant to this Section 4.5 shall be certified in writing on behalf of such Licensee as true, correct and complete in all material respects with respect to the information required solely to the extent the applicable Licensor is required to certify in writing that such information is true, correct and complete in a report delivered to an In-Licensor under an Applicable In-License. In addition, during the Royalty Term for each Licensed Product, within [**] days following the end of each [**], the applicable Licensee will provide the applicable Licensor a preliminary non-binding good faith report estimating the total Net Sales of, and royalties payable to such Licensor for, such Licensed Product projected for such [**], provided that such Licensee will have no liability as a result of any disparity between such reports and the reports delivered pursuant to the first sentence of this Section 4.5.

4.6. Payment Method; Late Payments. Payments hereunder, other than payments made in Beam Common Stock pursuant to Section 4.3, shall be paid by wire transfer, or electronic funds transfer (EFT) in immediately available funds to a bank account designated by the payee Party at least [**] days in advance of such payment. Royalties and any other payments required to be paid by either Party pursuant to this Agreement shall, if overdue, bear interest until payment at a rate per annum equal to the lesser of the prime or equivalent rate per annum quoted by The Wall Street Journal (U.S. editions) on the first Business Day after such payment is due, plus [**] percent ([**]%) or, if lower, the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after such payments are due and compounded [**]. The payment of such interest shall not restrict either Party from exercising any other rights it may have because any payment is overdue.

4.7. Currency. All amounts payable and calculations hereunder shall be in Dollars. Conversion of sales recorded in local currencies to Dollars will first be determined in the foreign currency of the country in which such Licensed Products are sold and then converted to Dollars at a ninety (90)-day trailing average published by the Wall Street Journal (U.S. editions) for conversion of the foreign currency into Dollars on the last day of the quarter for which such payment is due.

4.8. Taxes and Withholding. If a Licensee is required to deduct or withhold from any payment due to the applicable Licensor hereunder any withholding taxes under the Laws or regulations of any jurisdiction or Governmental Authority, then such Licensee shall pay such withholding taxes to the applicable Governmental Authority and make the payment to such Licensor of the net amount due after deduction or withholding of such taxes. Such withholding taxes shall be treated for all purposes of this Agreement as having been paid to such Licensor. The applicable Licensee shall submit reasonable proof of payment of the withholding taxes within a reasonable period of time after such withholding taxes are remitted to the Governmental Authority. The Parties shall reasonably cooperate to eliminate or minimize any such withholding taxes. Notwithstanding the foregoing, if a Licensee is required to deduct or withhold withholding taxes from any payment due hereunder that is required to be paid to an In-Licensor under an Applicable In-License (a “Pass-Through Amount”), then the Pass-Through Amount shall be treated as a separate payment and such Pass-Through Amount shall be increased so that the net amount thereof payable to the applicable Licensor, after the deduction of all withholding taxes directly related to such Pass-Through Amount, equals the Pass-Through Amount; provided, however, that such Licensor shall take all reasonable best efforts necessary to obtain any lawful reductions or eliminations of such withholding taxes available under Law. The applicable Licensee shall submit reasonable proof of payment of any withholding taxes within a reasonable period of time after such withholding taxes are remitted to the Governmental Authority.

4.9. Accounting.

4.9.1. Each Licensee agrees to keep, and to require its Affiliates, licensees, and sublicensees to keep, full, clear and accurate records for a minimum period of [**] years after the conclusion of the calendar year in which the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Licensed Products sold or otherwise disposed of in sufficient detail to enable royalties and compensation payable to the applicable Licensor hereunder to be determined.

4.9.2. Each Licensee further agrees, upon not less than [**] days’ prior written notice, to permit, and to require its Affiliates, licensees, and sublicensees to permit, the books and records relating to a Licensed Product to be examined by an independent accounting firm selected by the applicable Licensor for the purpose of verifying reports provided by such Licensee under this Agreement. Such audit shall not be performed more frequently than once in any [**]-month period or once with respect to any reporting period, and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. The independent accounting firm shall have reasonable access, on reasonable notice and during such Licensee’s normal business hours to individuals, records and responses to questions from auditors in a timely manner and have the right to make copies of relevant portions of such Licensee’s books and records, provided that any such copies shall be the Confidential Information of such Licensee, shall be protected by appropriate confidentiality obligations and shall not be shared with such Licensor or any other Person.

4.9.3. Such examination is to be made at the expense of the applicable Licensor, except if the results of the audit reveal an underpayment of royalties, milestones, or other payments to such Licensor under this Agreement of [**] percent ([**]) or more in any calendar year, in which case reasonable audit fees for such examination shall be paid by the applicable Licensee.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1. Ownership of Intellectual Property. As between the Parties, subject to the respective license grants under Section 2.1, Beam shall own and retain all worldwide rights, title and interests in and to the Beam Patents and Bio Palette shall own and retain all worldwide rights, title and interests in and to the Bio Palette Patents. Any intellectual property arising out of activities under this Agreement will, as between the Parties, be owned by the Party inventing such intellectual property.

5.2. Filing, Prosecution and Maintenance of Patents.

5.2.1. Except as expressly set forth in this Section 5.2.1, as between the Parties, Bio Palette shall have the sole right to file, prosecute and maintain the Bio Palette Patents, in its sole discretion. Solely with respect to Bio Palette Patent [**] (including the divisional application thereof), and subject to Bio Palette’s obligations under the Bio Palette In-License, Bio Palette shall give Beam the opportunity to provide comments on and make requests of Bio Palette concerning the prosecution and maintenance of such Patent and Bio Palette shall consider such comments and requests in good faith or, as applicable, provide such comments and requests to Kobe University under the Bio Palette In-License[**]. If, during the Term, Bio Palette intends to abandon such Patent in a particular country, then Bio Palette will notify Beam of such intention at least [**] days before such Patent will become abandoned, and, subject to the terms of the Bio Palette In-License, Beam will have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof with counsel of its own choice. Bio Palette shall take such actions as reasonably requested by Beam, and shall otherwise reasonably cooperate with Beam, in connection with the transfer of such prosecution and maintenance responsibility to Beam.

5.2.2. As between the Parties, Beam shall have the sole right to file, prosecute and maintain the Beam Patents, in its sole discretion.

5.3. Enforcement of Patents.

5.3.1. Beam shall give Bio Palette notice of any infringement of any Bio Palette Patents that may come to Beam’s attention, and Bio Palette shall give Beam notice of any infringement of any Beam Patents that may come to Bio Palette’s attention.

5.3.2. Subject to the terms of the Bio Palette In-License, in the case of any infringement of a Bio Palette Patent [**] (including the divisional application thereof) by a Third Party that is developing or commercializing a product that is competitive with a Licensed Product in the Field in the Territory (other than a Licensed Product in the Microbiome Field in the Asia Territory), Beam may request that Bio Palette initiate and prosecute a legal action to enforce such Bio Palette Patent against such infringement, and the Parties shall discuss in good faith and strategize with respect to such possible legal action, provided that Bio Palette shall have the sole right, but not the obligation, to initiate and prosecute any such legal action and shall have the final decision-making authority with respect thereto.

5.3.3. Subject to the terms of the Bio Palette In-License, in the case of any infringement of Bio Palette Patent [**] (including the divisional application thereof) by a Third Party that is developing or commercializing a product that is competitive with a Licensed Product in the Field in the Territory (other than a Licensed Product in the Microbiome Field in the Asia Territory), Beam shall have the first right, but not the obligation, to initiate and prosecute any legal action to enforce such Bio Palette Patent against such infringement at its own expense and in the name of Beam and, if requested by Beam, in the name of Bio Palette, or to control the defense of any declaratory judgment action relating to any such infringement. For any such legal action, in the event that Beam is unable to initiate or prosecute such action solely in its own name, (a) Beam may request, at Beam’s expense, that Bio Palette join such action voluntarily and execute and cause its Affiliates to execute all documents necessary for Beam to initiate litigation to prosecute and maintain such action, and Bio Palette will reasonably consider such request and (b) if necessary for Beam to initiate or prosecute such action solely in its own name, Bio Palette will use reasonable efforts to cause Kobe University to join such action. Beam shall decide whether to initiate and prosecute any legal action to enforce such Bio Palette Patent against such infringement and shall notify Bio Palette of its decision in writing within 90 days after Beam acknowledges such infringement. If Beam elects not to initiate and prosecute any legal action to enforce such Bio Palette Patent against such infringement, Bio Palette shall have the right, but not the obligation, to initiate and prosecute any legal action to enforce such Bio Palette Patent against such infringement at its own expense. Each Party shall have the right to be represented by counsel of its own choice, at its own expense. In connection with any such legal action, the Parties will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other Party reasonably informed of developments in any such legal action, including, to the extent permitted under applicable Law, consultation on any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

5.3.4. Subject to the terms of the Beam In-Licenses, in the case of any infringement of a Beam Patent by a Third Party that is developing or commercializing a product that is competitive with a Licensed Product in the Microbiome Field in the Asia Territory, Bio Palette may request that Beam initiate and prosecute a legal action to enforce such Beam Patent against such infringement, and the Parties shall discuss in good faith and strategize with respect to such possible legal action, provided that Beam shall have the sole right, but not the obligation, to initiate and prosecute any such legal action and shall have the final decision-making authority with respect thereto.

5.3.5. As between the Parties, except as otherwise expressly set forth in this Section 5.3, each Party shall have the sole right, but not the obligation, to initiate and prosecute any legal action against an infringement of Patents owned or Controlled by such Party.

5.3.6. Any recovery obtained by a Party in connection with or as a result of any legal action contemplated by Section 5.3.2, Section 5.3.3 or Section 5.3.4, whether by settlement or otherwise, shall be shared in order as follows:

(a)

each Party shall recoup all of its costs and expenses incurred in connection with such legal action, provided that, if such recovery is not sufficient for each Party recoup all such costs and expenses, the Parties shall be reimbursed pro rata for such costs and expenses; and

(b)	the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.

5.4. Defense of Patents.

5.4.1. As between the Parties, Bio Palette shall have the sole right to defend against any suits or actions initiated by a Third Party challenging any Bio Palette Patents; [**]. Bio Palette shall provide Beam with an opportunity to review and comment on any filings or communications with respect to such suit or action with respect to such Bio Palette Patent, and to participate in any proceedings with respect thereto through counsel of Beam’s choosing, at Beam’s sole expense. Bio Palette shall not settle any such suit or action with respect to such Bio Palette Patent without Beam’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

5.4.2. As between the Parties, Beam shall have the sole right to defend against any suits or actions initiated by a Third Party challenging any Beam Patents.

5.5. Patent Term Restoration. The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 103(c) for U.S. patents and patent applications; provided that, Beam shall have the sole right to apply for patent term restoration or supplemental protection certificates or their equivalent with respect to the Beam Patents and Bio Palette shall have the sole right to apply for patent term restoration or supplemental protection certificates or their equivalent with respect to the Bio Palette Patents. The Parties shall cooperate with each other, including to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Beam Patents or Bio Palette Patents.

ARTICLE 6

CONFIDENTIALITY

6.1. Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing

Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, know-how, inventions or discoveries, proprietary information, formulae, processes, techniques or information relating to a Party’s past, present or future marketing, financial or Development activities with respect to any product or potential product, or useful technology of the Disclosing Party or the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

6.1.1. was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

6.1.2. was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

6.1.3. became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

6.1.4. was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

6.2. Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to Develop and Commercialize Licensed Products and to grant sublicenses as permitted hereunder); or (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, seeking and obtaining Regulatory Approval, conducting non-clinical activities or Clinical Trials, preparing and submitting INDs to Regulatory Authorities, or is otherwise required by Law or the rules of a recognized stock exchange or automated quotation system applicable to such Party; provided, however, that if a Receiving Party is required by Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, if requested by the Disclosing Party, cooperate with the Disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed; or (c) in communication with existing or prospective investors, acquirers, consultants or advisors, on a need-to-know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (d) to the extent mutually agreed to in writing by the Parties.

6.3. Press Releases; Disclosure of Agreement; Publicity. The Parties shall reasonably cooperate and mutually agree on an initial press release to be published jointly by the Parties regarding the execution of this Agreement. Neither Party shall issue or cause the publication of any other press release or public announcement regarding the terms of this Agreement without the express prior approval of the other Party other than as required by Law or the rules of any stock exchange, provided that if any such publication, press release or public announcement is required by Law, the Party obligated to make such publication, press release or public announcement shall, if practicable, notify the other Party in advance thereof and reasonably consider any timely comments from such other Party, including any reasonable request to limit such publication, press release or public announcement. Upon Bio Palette’s reasonable request, Beam will reasonably participate in public relations efforts in Japan relating to the execution of this Agreement or the Patents licensed under this Agreement.

6.4. Use of Names. Neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates or In-Licensors in any press release, publication or other form of public disclosure without the prior written consent of the other Party.

6.5. Termination of Prior Agreement. This Agreement supersedes and replaces the Confidentiality Agreement by and between the Parties dated as of May 1, 2018 (the “Existing Confidentiality Agreement”). All information exchanged between the Parties under the Existing Confidentiality Agreement shall be deemed Confidential Information of the respective Disclosing Party hereunder and shall be subject to the terms of this Article 6.

6.6. Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 6.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1. Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

7.1.1. such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

7.1.2. such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

7.1.3. this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

7.1.4. the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

7.1.5. no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals.

7.2. Additional Representations and Warranties of Bio Palette. Bio Palette hereby represents and warrants to Beam, as of the Effective Date that, except as Bio Palette has disclosed to Beam in Schedule 7.2:

7.2.1. Bio Palette is the sole and exclusive owner of, or has Control via a license from the In-Licensors to, the Bio Palette Patents;

7.2.2. Bio Palette has the right to grant all rights and licenses it purports to grant to Beam under this Agreement;

7.2.3. Bio Palette has not granted any right or license to any Third Party relating to any of the Bio Palette Patents that conflicts or interferes with any of the rights or licenses granted hereunder with respect to the Bio Palette Patents;

7.2.4. Bio Palette does not have any rights under any Patents licensed to Bio Palette under the Bio Palette In-License, other than the Bio Palette Patents;

7.2.5. To its knowledge, the Bio Palette Patents that have been issued as patents as of the Effective Date are valid and enforceable and Bio Palette has complied (and, to its knowledge, Kobe University has complied) with all Laws and duties of candor with respect to the filing, prosecution and maintenance of the Bio Palette Patents. Bio Palette has paid (with respect to Bio Palette Patents for which it is responsible for prosecution and maintenance) and, to Bio Palette’s knowledge, the In-Licensors have paid (with respect to Bio Palette Patents for which the In-Licensors are responsible for prosecution and maintenance) all maintenance and annuity fees with respect to the Bio Palette Patents due as of the Effective Date. Except as identified in Schedule 7.2, no action or proceeding regarding inventorship of a Bio Palette Patent has been brought or threatened in writing;

7.2.6. It has not received written notice of any claims, and there are no judgments or settlements against or owed by Bio Palette, or to the knowledge of Bio Palette, any pending or threatened claims or litigation, in each case relating to the Bio Palette Patents;

7.2.7. Bio Palette has provided to Beam true and correct copies of the Bio Palette In-License in its current form, which Bio Palette In-License is in full force and effect; Bio Palette is not in material breach and, to its knowledge, Kobe University is not in material breach of the Bio Palette In-License; and Bio Palette has not received any notice of breach of the Bio Palette In-License;

7.2.8. Other than any amounts that may be due to Kobe University as a result of granting a third party a non-exclusive sublicense to the Patents (as such term is defined in the Bio Palette In-License) pursuant to Section 3 and Section 4 of Article 5 (Licensing Fees) of the Bio Palette In-License, no payments will be owed to a Third Party by Bio Palette or its Affiliates under the Bio Palette In-License due to Development, Manufacturing or Commercialization activities for a Beam Licensed Product under this Agreement; and

7.2.9. Kobe University is not subject to a Third Party public or private funding agreement that would restrict Bio Palette’s right to grant sublicenses under the rights granted by Kobe University to Bio Palette under the Bio Palette In-License.

7.3. Additional Representations and Warranties of Beam. Beam hereby represents and warrants to Bio Palette, as of the Effective Date that, except as Beam has disclosed to Bio Palette in Schedule 7.3:

7.3.1. Beam is the sole and exclusive owner of, or has Control via a license from the In-Licensors to, the Beam Patents;

7.3.2. Beam has the right to grant all rights and licenses it purports to grant to Bio Palette under this Agreement;

7.3.3. Beam has not granted any right or license to any Third Party relating to any of the Beam Patents that conflicts or interferes with any of the rights or licenses granted hereunder with respect to the Beam Patents;

7.3.4. Beam does not have any rights under any Patents licensed to Beam under the Beam In-Licenses, other than the Beam Patents, except for those Patents set forth on Schedule 7.3;

7.3.5. To its knowledge, the Beam Patents that have been issued as patents as of the Effective Date are valid and enforceable and Beam has complied (and, to its knowledge, the applicable In-Licensors have complied) with all Laws and duties of candor with respect to the filing, prosecution and maintenance of the Beam Patents. Beam has paid (with respect to Beam Patents for which it is responsible for prosecution and maintenance) and, to Beam’s knowledge, the In-Licensors have paid (with respect to Beam Patents for which the In-Licensors are responsible for prosecution and maintenance) all maintenance and annuity fees with respect to the Beam Patents due as of the Effective Date. Except as identified in Schedule 7.3, no action or proceeding regarding inventorship of a Beam Patent has been brought or threatened in writing;

7.3.6. It has not received written notice of any claims, and there are no judgments or settlements against or owed by Beam, or to the knowledge of Beam, any pending or threatened claims or litigation, in each case relating to the Beam Patents; and

7.3.7. Beam has provided to Bio Palette true and correct copies of all Beam In-Licenses in their current form, which Beam In-Licenses are in full force and effect; Beam is not in material breach and, to its knowledge, none of the In-Licensors are in material breach of the Beam In-Licenses; and Beam has not received any notice of breach of the Beam In-Licenses.

7.4. Additional Covenants of Bio Palette. Bio Palette agrees that, during the Term:

7.4.1. Bio Palette will, and will cause its Affiliates to, (i) perform and comply in all material respects with all terms and conditions of the Bio Palette In-License, (ii) not enter into or amend any agreement with any Third Party, including Kobe University, which amendment or agreement materially adversely affects the rights granted to Beam hereunder or Bio Palette’s ability to fully perform its obligations hereunder; and (iii) promptly furnish Beam with copies of all amendments to the Bio Palette In-License executed following the Effective Date that directly relate to (A) the rights granted to Beam under this Agreement and (B) the Field (which, in each case, Bio Palette may redact as necessary to protect confidential or commercially sensitive information);

7.4.2. Bio Palette shall promptly notify Beam in the event of the termination of the Bio Palette In-License and shall use Commercially Reasonable Efforts to assist Beam in obtaining a direct license from Kobe University if available pursuant to, and in accordance with, the sublicense survival terms of the Bio Palette In-License;

7.4.3. Bio Palette shall take all actions (including the payment of all amounts) necessary to renew the Bio Palette In-License no later than [**] days prior to the end of each license period thereunder, and shall provide to Beam prompt written notice of such renewal;

7.4.4. Bio Palette shall promptly (but in any event no later than [**]Business Days of Bio Palette becoming aware) notify Beam of any actual or alleged breach by Bio Palette of the Bio Palette In-License or the occurrence of any other event that would likely give rise to a termination right of Kobe University under the Bio Palette In-License;

7.4.5. Without Beam’s prior written consent, Bio Palette shall not consent to any sale or other transfer by Kobe University of any of the Bio Palette Patents;

7.4.6. Without Beam’s prior written consent, Bio Palette shall not change any course of dealing with Kobe University under the Bio Palette In-License; and

7.4.7. Starting promptly following the Effective Date, Bio Palette shall use reasonable efforts to negotiate and enter into an amendment to the Bio Palette In-License in a form reasonably acceptable to Beam, which amendment shall include provisions reasonably requested by Beam, including the addition of an express right of Bio Palette to grant sublicenses through multiple tiers without Kobe University’s consent or an express right of Beam, as Bio Palette’s sublicensee, to grant further sublicenses through multiple tiers without Kobe University’s consent.

7.5. Additional Covenants of Beam. Beam agrees that, during the Term:

7.5.1. Beam will, and will cause its Affiliates to, (i) perform and comply in all material respects with all terms and conditions of Beam In-Licenses, (ii) not enter into or amend any agreement with any Third Party, including the In-Licensors, which amendment or agreement materially adversely affects the rights granted to Bio Palette hereunder or Beam’s ability to fully perform its obligations hereunder; and (iii) promptly furnish Bio Palette with copies of all amendments to the Beam In-Licenses executed following the Effective Date that directly relate to (A) the rights granted to Bio Palette under this Agreement and (B) the Microbiome Field (which, in each case, Beam may redact as necessary to protect confidential or commercially sensitive information);

7.5.2. Beam shall promptly notify Bio Palette in the event of the termination of any Beam In-License and shall use Commercially Reasonable Efforts to assist Bio Palette in obtaining a direct license from the applicable In-Licensor if available pursuant to, and in accordance with, the sublicense survival terms of such Beam In-License;

7.5.3. [**]; and

7.5.4. Beam shall timely pay all maintenance fees required to be paid under the Beam In-Licenses.

7.6. Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. Without limiting the generality of the foregoing, except as otherwise expressly set forth in this Agreement, each Party disclaims any warranties with regards to: (a) the safety or usefulness for any purpose of the technology or materials it provides or discovers under this Agreement; or (b) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

ARTICLE 8

INDEMNIFICATION; INSURANCE

8.1. Indemnification by Beam. Beam shall indemnify, defend and hold harmless Bio Palette and its Affiliates, and its or their respective directors, officers, employees and agents, (each, an “Bio Palette Indemnitee”) from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

8.1.1. the negligence, recklessness or wrongful intentional acts or omissions of Beam or its Affiliates or its or their respective directors, officers, employees and agents in connection with Beam’s performance of its obligations or exercise of its rights under this Agreement;

8.1.2. any breach of any representation or warranty or express covenant made by Beam under Article 7 or any other provision under this Agreement;

8.1.3. failure by Beam to comply with any Law; or

8.1.4. any Development of a Licensed Product conducted by or on behalf of Beam, its Affiliates or sublicensees, or any Manufacture or Commercialization by Beam, its Affiliates, licensees or sublicensees of any Licensed Product, but excluding the infringement or misappropriation of any patent or other intellectual property rights of any Third Party arising out of the practice of a Bio Palette Patent;

except, in each case, to the extent any such Losses or Claims are subject to indemnification by Bio Palette under Section 8.2.

8.2. Indemnification by Bio Palette. Bio Palette shall indemnify, defend and hold harmless Beam and its Affiliates, and its or their respective directors, officers, employees and agents (each, and “Beam Indemnitee”), from and against any and all Losses, arising out of or resulting from any and all Claims based upon:

8.2.1. the negligence, recklessness or wrongful intentional acts or omissions of Bio Palette or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Bio Palette’s performance of its obligations or exercise of its rights under this Agreement;

8.2.2. any breach of any representation or warranty or express covenant made by Bio Palette under Article 7 or any other provision under this Agreement;

8.2.3. failure by Bio Palette to comply with any Law; or

8.2.4. any Development of a Licensed Product conducted by or on behalf of Bio Palette, its Affiliates or sublicensees, or any Manufacture or Commercialization by Bio Palette, its Affiliates, licensees or sublicensees of any Licensed Product, but excluding the infringement or misappropriation of any patent or other intellectual property rights of any Third Party arising out of the practice of a Beam Patent;

except, in each case, to the extent any such Losses or Claims are subject to indemnification by Beam under Section 8.1.

8.3. Procedure. A Person entitled to indemnification under this Article 8 (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 8.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including attorney fees, reasonably incurred by the Indemnified Party in defending itself within [**] days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

8.4. Insurance. Each Party shall maintain, at its cost, insurance against liability and other risks associated with its activities and obligations under this Agreement, including its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for the activities to be conducted by it under this Agreement and as are consistent with the requirements of the Applicable In-Licenses. Each Party shall furnish to the other Party evidence of such insurance upon request and add any additional insured as may be contemplated by the Applicable In-Licenses.

8.5. LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 6 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 8, NEITHER BIO PALETTE NOR BEAM, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSEES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR LICENSEES OR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 9

TERM AND TERMINATION

9.1. Term. This Agreement is effective as of the Effective Date and, unless earlier terminated by a Party in accordance with Section 9.2, 9.3, 9.4 or 9.5, shall expire on a Licensed Product-by-Licensed Product and country-by-country basis upon the expiration of the Royalty Term with respect to such Licensed Product in such country (the “Term”).

9.2. Termination at Will. Either Party shall have the right, at its sole discretion, exercisable at any time during the Term, to terminate this Agreement solely with respect to the license granted to such Party under Section 2.1 (and, for clarity, not with respect to the license granted to the other Party under Section 2.1), upon [**] days’ prior written notice to the other Party.

9.3. Termination for Material Breach. Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it under applicable Law or in equity, terminate this Agreement with respect to the license granted to the other Party (the “Breaching Party”) under Section 2.1 (but may, for clarity, retain the license granted to the Non-Breaching Party under Section 2.1) if the Breaching Party shall have materially breached this Agreement, and such material breach shall have continued for [**] days (or, in the case of a payment breach by the Breaching Party, [**] days) after written notice thereof was provided to the Breaching Party by the Non-Breaching Party, such notice describing the alleged breach. Any such termination of this Agreement under this Section 9.3 shall become effective at the end of such [**]-day or [**]-day (as applicable) cure period, unless the Breaching Party has cured such breach prior to the expiration of such cure period, or if such breach is not susceptible to cure within such cure period even with the use of Commercially Reasonable Efforts, the Non-Breaching Party’s right to termination shall be suspended only if and for so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure, such plan is acceptable to the Non-Breaching Party, and the Breaching Party commits to and does carry out such plan; provided that in no event shall such extension of the Breaching Party’s right to cure extend beyond [**] days after the expiration of the original cure period. The right of either Party to terminate this Agreement as provided in this Section 9.3 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach.

9.4. Termination for Patent Challenge. In the event of a Patent Challenge by either Party (the “Challenging Party”) or any of its Affiliates or sublicensees, the other Party (the “Non-Challenging Party”) shall be entitled to terminate this Agreement with respect to the license granted to the Challenging Party under Section 2.1 (but may, for clarity, retain the license granted to the Non-Challenging Party under Section 2.1), immediately upon written notice to the Challenging Party. Notwithstanding the foregoing, if a sublicensee of the Challenging Party initiates a Patent Challenge and the applicable In-Licensors have agreed or agree that the Challenging Party may terminate its sublicense with such sublicensee within a certain period of time and thereafter not be subject to termination of this Agreement with respect to the license granted to the Challenging Party under Section 2.1 as a result of the relevant Patent Challenge, then the Non-Challenging Party will not have the right to terminate this Agreement pursuant to this Section 9.4 on account of a Patent Challenge by such sublicensee if the Challenging Party terminates its sublicense with such sublicensee within such time period. For the avoidance of doubt, any participation by a Party, any of its Affiliates or sublicensees or its or their employees in any claim, challenge or proceeding that such Party, such Affiliates or sublicensees or such employees are required to participate in pursuant to a subpoena or court order or participates in a proceeding that is initiated by a patent office and not at the instigation of such Party, such Affiliates or sublicensees or such employees shall not constitute a Patent Challenge under this Section 9.4 and shall not give rise to the other Party’s right to terminate any license hereunder.

9.5. Bankruptcy. Either Party may terminate the Agreement if the other Party makes a voluntary or involuntary general assignment of its assets for the benefit of creditors, a petition in bankruptcy is filed by or against the other Party and is not dismissed in [**] days, or a receiver or trustee is appointed for all or any part of the other Party’s property.

9.6. Consequences of Termination.

9.6.1. Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release any Party of any obligation or liability which, at the time of such expiration or termination, has already accrued or which is attributable to a period prior to such expiration or termination.

9.6.2. Termination of Rights. If this Agreement is terminated with respect to a license granted by one Party to the other Party under Section 2.1, all rights and licenses granted by the Continuing Party to the Non-Continuing Party hereunder shall immediately terminate; provided that any sublicense by the Non-Continuing Party under any sublicense or license granted by the Continuing Party to the Non-Continuing Party under this Agreement will, at the sublicensee’s written election delivered to the Continuing Party within [**] days of the Non-Continuing Party being provided with written notice or having knowledge of such termination, and to the extent permitted under the Applicable In-Licenses, survive such termination on the condition that (a) the relevant sublicensee is not, at the time of such termination, in material breach of any of its obligations under such sublicense and (b) all amounts owed, as of the date of termination of this Agreement, by the Non-Continuing Party to the Continuing Party or the In-Licensors hereunder have been paid in full. In order to effect this provision, at the request of the sublicensee, the Continuing Party shall use Commercially Reasonable Efforts, in good faith, to enter into a direct license with the sublicensee on substantially the same terms as the sublicense to the extent such terms relate to the sublicensed technology; provided that (i) the financial terms of such direct license will be the same terms as set forth in this Agreement with respect to the sublicensed technology, (ii) the applicable sublicensee shall pay all amounts that, but for the termination of this Agreement, would have become payable by the Non-Continuing Party or such sublicensee to the Continuing Party or the In-Licensors pursuant to this Agreement prior to the date upon which the Continuing Party and such sublicensee enter into such direct license; provided that, in the event that more than one sublicense had been granted by the Non-Continuing Party prior to the date of such termination and more than one such sublicensee has elected to enter into a direct license with the Continuing Party pursuant to this Section 9.6.2, then the total amount payable to the Continuing Party pursuant to this clause (ii) shall be appropriately allocated among such sublicensees so that the Continuing Party does not receive from such sublicensees an aggregate amount that is more than the amount owed to it by the Non-Continuing Party pursuant to this Agreement prior to such termination, (iii) the Continuing Party will not be required to undertake obligations in addition to those required by this Agreement and (iv) the Continuing Party’s rights under such direct license will be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license; provided, further, that in no case shall the Continuing Party be required to negotiate with such sublicensee for a direct license for more than [**] days from the date of the sublicensee’s notice of its intent to enter into a direct license.

9.7. Non-Exclusive Remedy. Termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

9.8. Survival. In addition to this Section 9.8, the following provisions, as well as any other provisions which by their nature are intended to survive termination or expiration, shall survive expiration or termination of this Agreement and continue to be enforceable: Article 1 (Definitions and Interpretation); Section 2.3 (No Implied Licenses); Section 4.5 (Reports and Payment) through Section 4.9 (Accounting) (solely with respect to amounts accruing prior to the effective date of such termination or expiration); Section 5.1 (Ownership of Intellectual Property); Section 5.2.2; Section 5.3.5; Article 6 (Confidentiality); Section 7.6 (Disclaimer); Section 8.1 (Indemnification by Beam); Section 8.2 (Indemnification by Bio Palette); Section 8.3 (Procedure); Section 8.5 (Limitation of Liability); 9.6 (Consequences of Termination); Section 9.7 (Non-Exclusive Remedy); and Article 10 (Miscellaneous).

ARTICLE 10

MISCELLANEOUS

10.1. Escalation. If a dispute between the Parties arises under this Agreement, either Party shall have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to this Section 10.1 within [**] days after referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 10.2.

10.2. Arbitration. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.

10.2.1. Additional Issues. Within [**] days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.

10.2.2. No Arbitration of Patent Issues. Any dispute, controversy or claim under this Agreement relating to the scope, validity, enforceability or infringement of any Patent Covering the manufacture, use, importation, offer for sale or sale of Licensed Products shall be submitted to a court of competent jurisdiction in the country in which such Patent was granted or arose.

10.2.3. Arbitration Procedure. Any arbitration pursuant to this Section 10.2 will be conducted in the English language and will be held in New York, NY, United States, unless another location is mutually agreed by the Parties. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any inconsistent state Law. The Parties shall mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] days after the Arbitration Request. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. The arbitration will be conducted by a single arbitrator knowledgeable in the subject matter at issue in the dispute and acceptable to both Parties, provided that the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three (3) arbitrators. If the Parties fail to agree on a mutually acceptable arbitrator within [**] days after the Arbitration Request, then the arbitrator shall be selected by the Boston, MA office of the AAA. The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator shall, within [**] days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be limited in the scope of his or her authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues. Subject to Section 8.5, the arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrator shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof.

10.2.4. Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator, in his or her award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses).

10.2.5. Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.

10.2.6. Confidentiality. All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 6.

10.3. Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of New York without reference to conflicts of laws principles, provided that, with respect to matters involving the enforcement of intellectual property rights, the Laws of the country of the intellectual property rights at issue shall apply. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

10.4. Assignment. Neither Party may assign this Agreement without the consent of the other Party, except as otherwise provided in this Section 10.4. Either Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Party, provided that such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. Further, each Party may assign this Agreement, and all of its rights and obligations, without the consent of the other Party to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its business or assets to which this Agreement relates, provided that such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. If any assignment of this Agreement by a Party (or its Affiliate) to an Affiliate would result in withholding taxes that did not exist prior to such assignment (e.g., through a change in such assigning entity’s jurisdiction of incorporation or residence for tax purposes), then the amount of any payment by such Affiliate hereunder shall be increased so that the net amount payable to the other Party after the deduction of all incremental withholding taxes incurred as a result of such assignment equals the amount of the payment that would otherwise have been payable but for such assignment. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 10.4 shall be null and void. If a Party assigns this Agreement in whole or in part to an Affiliate or Third Party as permitted by this Section 10.4, (x) the assigning Party shall thereafter remain liable for the performance by such assignee of all of such Party’s financial obligations hereunder and the other Party may enforce such financial obligations against the assigning Party without first seeking to obtain performance from the assignee or exercising any other remedy or right that the enforcing Party may have and (y) the assigning Party shall thereafter remain liable for causing such assignee to perform all of the assigning Party’s non-financial obligations hereunder.

10.5. Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in, this Agreement by its Affiliate(s), licensees and sublicensees.

10.6. Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In any such event, the affected Party shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of [**] days, after which time the Parties shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

10.7. Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Bio Palette,

addressed to:	Bio Palette Co., Ltd. 1-1 Rokkodai-cho, Nada-ku Kobe, 657-0013 Japan Attn: Chief Executive Officer E-mail: [**]

with a copy to:	Midosuji Legal Profession Corporation 20F Kasumigaseki Building 3-2-5 Kasumigaseki, Chiyoda-ku Tokyo, 100-6020, Japan Telephone: [**] Facsimile: [**] E-mail: [**]

If to Beam,

addressed to:	Beam Therapeutics Inc. 26 Landsdowne Street Cambridge, MA 02139 Attn: Chief Executive Officer E-mail: [**]

with a copy to:	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Telephone: (617) 951-7826 Facsimile: (617) 235-0706 E-mail: [**]

or to such other address for such Party as it shall have specified by like notice to the other Party. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by certified or express mail, the date of delivery shall be deemed to be the fifth (5th) Business Day after the date of mailing. Notwithstanding the foregoing, notices of a change of address shall be effective only upon receipt thereof.

10.8. Export Clause. Each Party acknowledges that the Laws of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

10.9. Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

10.10. Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

10.11. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties. In particular, and without limitation, this Agreement supersedes and replaces the Existing Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

10.12. Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

10.13. Language; Construction. This Agreement is drafted in the English language and the English language version of this Agreement is deemed to be the legally binding and enforceable version of this Agreement, notwithstanding any translation of this Agreement into any other language. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

10.14. Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates, licensees or sublicensees shall be maintained in accordance with GAAP to the extent such books and records are subject to an audit right under this Agreement.

10.15. Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

10.16. Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns.

10.17. Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

10.18. Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

BIO PALETTE CO., LTD.		BEAM THERAPEUTICS INC.

By:	/s/ Shoko Murase	By:	/s/ John Evans
Name:	Shoko Murase	Name:	John Evans
Title:	Chief Executive Officer	Title:	Chief Executive Officer

[Signature page to License Agreement]

Exhibit A

Beam Patents

[**]